UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   PAUL R. GREGORY
   5122 HUISACHE
   BELLAIRE, TX  77401
2. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of
Indirect     |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect   |  Beneficial
Ownership   |
                           |        |      |                                  |  Beneficially     |(D)or |
|
                           |        |    | |                  | A/|           |  Owned at         |Indir |
|
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|
|
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                           |        |    | |                  |   |           |                   |      |
|
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of    |2.Con-  |3.      |4.    |5.Number of    |6.Date Exer      |7.Title and Amount |8.Price|9.Number of
|10.|11.Nature of|
  Derivative  |version |Transaction    | Derivative    |cisable and      |  of Underlying    |of Deri| Derivative |Dir|
Indirect   |
  Security    |or      |        |      | Securities    |Expiration       |  Securities       |vative | Securities |ect|
Beneficial |
              |Exercise|        |      | Acquired(A) or|Date(Month/      |                   |Secu   | Benefi     |(D)|
Ownership  |
              |Price of|        |      | Disposed of(D)|Day/Year)        |                   |rity   | ficially   |or |
|
              |Deriva- |        |      |               |Date    |Expir   |                   |       | Owned at   |Ind|
|
              |tive    |        |      |           | A/|Exer-   |ation   |  Title and Number |       | End of     |ire|
|
              |Secu-   |        |    | |           | D |cisable |Date    |  of Shares        |       | Month      |ct |
|
              |rity    | Date   |Code|V|  Amount   |   |        |        |                   |       |            |(I)|
|
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Options       |$1.125  |10/24/99| H  | | 40000     | D |        |10/24/99|Common stock|40000 |       | 65000      | I |
(1)        |
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Warrants      |$0.83   |10/31/99| H  | | 16000     | D |        |10/31/99|Common stock|16000 |       | 10500      | I |
(1)        |
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Explanation of Responses:
(1) These securities are owned by a limited partnership in which Mr.
Gregory is
    the general partner.


/s/David A. Grossman, Attorney-in-Fact            November 9, 1999
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SIGNATURE OF REPORTING PERSON                     DATE